UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 22, 2006
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario	M5J 1A7

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code      (416) 203-3898
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On September 27, 2006, Cott Corporation (the “Company”) announced that Rick Dobry had accepted an offer to become the Company’s Chief Manufacturing & Supply Chain Officer, effective October 23, 2006. The terms of Mr. Dobry’s employment are described in an offer letter (the “Offer Letter”) dated September 21, 2006, which was accepted by Mr. Dobry on September 22, 2006.
     The Offer Letter specifies that the Company will pay Mr. Dobry a base salary of $350,000 per year and an annual car allowance of $16,000. He is also eligible to participate in the Company’s annual bonus plan, with an annual target bonus equal to his base salary based upon the achievement of specified goals, with the opportunity to earn up to an additional 100% of base salary for achievement of performance goals in excess of the specified goals. His bonus for 2006 is guaranteed to be a minimum of 100% of his base salary prorated for actual employment during 2006, and his bonus for 2007 is guaranteed to be a minimum of 100% of his base salary, provided that Mr. Dobry is employed by the Company on December 31, 2007. Mr. Dobry will be eligible to participate in all Company benefit plans made available to Company employees of a similar level, including the Company’s long-term incentive plans, 401(k) plan and Employee Share Purchase Plan.
     Mr. Dobry is entitled to receive a cash award of $650,000 (less appropriate taxes and withholdings, the “Net Cash Award”) no later than January 5, 2007; he is required to purchase shares of the Company’s common stock with a minimum of the 50% of the Net Cash Award within 30 days of the receipt of the award. Mr. Dobry must hold the purchased stock until at least June 30, 2007 or until he receives his 2007 long-term incentive program grant.
     Pursuant to the terms of the Offer Letter, if the Company terminates Mr. Dobry without just cause, he will be entitled to receive a lump-sum payment equal to (A) eighteen (18) months of his annual base salary at the time of termination, plus (B) a bonus payment equivalent to a twelve-month period, calculated as an amount equal to the average of the bonus payment for the two most recently completed two fiscal years (at a maximum amount of 100% of the target payout amount). The Company will also continue medical and dental group insurance benefits at a level equivalent to those provided to Mr. Dobry immediately prior to his termination for a period of up to 18 months or until he secures alternative employment. If Mr. Dobry’s employment is terminated as a result of, or in connection with, a change of control of the Company, he will be entitled to:
•	receive an amount equal to 24 months of his annual base salary at the time of termination,

•	receive a bonus payment equivalent to a 24-month period, calculated as an amount equal to the average of the bonus payment for the two most recently completed two fiscal years, and

•	have all unvested rights and entitlements under the Company’s performance share unit plan, share purchase plan, and stock appreciation rights plan accelerated under such plans such that such rights and entitlements will fully vest to the maximum extent permitted under such plans.
     Mr. Dobry has agreed to be subject to standard confidentiality undertakings and will also be subject to non-competition, non-solicitation, and non-disparagement restrictions during the term of employment and for a period of 18 months following termination.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: October 3, 2006	By:	/s/ Abilio Gonzalez
Abilio Gonzalez
Chief People Officer